ASSET PURCHASE AGREEMENT

by and between

LUCENT TECHNOLOGIES INC.

as Seller

and

NMS COMMUNICATIONS CORPORATION

as Buyer

dated as of October 15, 2001

1	.Definitions
	1.1	Defined Terms
	1.2	Additional Defined Terms
	1.3	Other Definitional and Interpretive Matters
2.	Purchase and Sale of the Business
	2.1	Purchase and Sale of Assets
	2.2	Excluded Assets
	2.3	Purchase Price
	2.4	Assumed Liabilities
	2.5	Excluded Liabilities
	2.6	Further Assurances; Further Conveyances and Assumptions; Consent of Third Parties
	2.7	No Licenses
	2.8	Bulk Sales Law
	2.9	Taxes
3	Representations and Warranties of Seller
	3.1	Organization and Qualification
	3.2	Authorization; Binding Effect
	3.3	Non-Contravention; Consents
	3.4	Title to Property; Principal Equipment; Sufficiency of Assets
	3.5	Permits
	3.6	Real Estate
	3.7	Compliance With Laws; Litigation
	3.8	Business Employees
	3.9	Material Contracts
	3.10	Environmental Matters
	3.11	Financial Statement; Absence of Changes
	3.12	Intellectual Property
	3.13	Brokers
	3.14	Inventory
	3.15	Material Customers and Suppliers
	3.16	Transactions with Affiliates
	3.17	Business Records
	3.18	Warranty Claims
	3.19	Product Recalls
	3.20	Full Disclosure
	3.21	No Other Representations or Warranties
4	Representations and Warranties of Buyer
	4.1	Organization and Qualification
	4.2	Authorization; Binding Effect
	4.3	No Violations
	4.4	Brokers
	4.5	Litigation
	4.6	Sufficiency of Funds
5	Certain Covenants
	5.1	Access and Information
	5.2	Conduct of Business
	5.3	Tax Reporting and Allocation of Consideration
	5.4	Business Employees
	5.5	Collateral Agreements
	5.6	Regulatory Compliance
	5.7	Contacts with Suppliers, Employees and Customers; Sales Agreements
	5.8	Sale by Buyer of Inventory Marked With Lucent’s Name; Public Statement
	5.9	No Hire and Non-Solicitation of Employees; Covenant Not to Compete
	5.10	No Negotiation or Solicitation
	5.11	Audited Financial Statements
	5.12	Committed Inventory
6	Confidential Nature of Information
	6.1	Confidentiality Agreement
	6.2	Seller’s and Buyer’s Proprietary Information
7	Closing
	7.1	Deliveries by Seller
	7.2	Deliveries by Buyer
	7.3	Closing Date
	7.4	Contemporaneous Effectiveness
8	Conditions Precedent to Closing
	8.1	General Conditions
	8.2	Conditions Precedent to Buyer’s Obligations
	8.3	Conditions Precedent to Seller’s Obligations
9	Status of Agreements
	9.1	Intentionally Omitted
	9.2	Survival of Representations and Warranties
	9.3	General Agreement to Indemnify
	9.4	General Procedures for Indemnification
	9.5	Reimbursement
10	Miscellaneous Provisions
	10.1	Notices
	10.2	Expenses
	10.3	Entire Agreement; Modification
	10.4	Assignment; Binding Effect; Severability
	10.5	Governing Law
	10.6	Execution in Counterparts
	10.7	Public Announcement
	10.8	No Third-Party Beneficiaries
11	Termination and Waiver
	11.1	Termination
	11.2	Effect of Termination
	11.3	Waiver of Agreement
	11.4	Amendment of Agreement
	11.5	No Successor Liability

Schedules
Schedule 1.1(a)		Consultant Arrangements
Schedule 1.1(b)		Excluded Contracts
Schedule 1.1(c)		Excluded Leased Equipment
Schedule 1.1(d)		Licenses
Schedule 1.1(e)		Principal Equipment
Schedule 1.1(f)		Purchased Leased Equipment
Schedule 3.3(b)		Required Consents
Schedule 3.5		Governmental Permits
Schedule 3.6		Premises
Schedule 3.7(a)		Compliance with Laws
Schedule 3.7(b)		Litigation
Schedule 3.8(a)		Business Employees
Schedule 3.8(b)		Benefit Plans
Schedule 3.9		Material Contracts
Schedule 3.10		Environmental Matters
Schedule 3.11(a)		Financial Statements
Schedule 3.11(c)		Seller Material Adverse Effects
Schedule 3.12		Intellectual Property Matters
Schedule 3.14(a)		Inventory
Schedule 3.15(a)		Suppliers
Schedule 3.15(b)		Customers
Schedule 3.18		Warranty Claims
Schedule 3.19		Product Recalls
Schedule 3.21		Terms and Conditions of Product Sales
Schedule 4.3(b)		Buyer Consents
Schedule 4.5		Litigation (Buyer)
Schedule 5.2		Exceptions to Seller’s Conduct of Business
Schedule 5.4		Identified Employees

Exhibits
Exhibit A	Form of Assignment and Bill of Sale
Exhibit B	Form of Assumption Agreement
Exhibit C	Form of Intellectual Property Agreement
Exhibit D	Form of Supply Agreement
Exhibit E	Form of Transition Services Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made as of October 15, 2001 by and between LUCENT TECHNOLOGIES INC., a Delaware corporation, having an office at 600-700 Mountain Avenue, Murray Hill, New Jersey 07974-0636 (“Seller” or “Lucent”), and NMS Communications Corporation, a Delaware corporation, having an office at 100 Crossing Boulevard, Framingham, MA 01702-5406 (“Buyer”).

R E C I T A L S

A.            WHEREAS, Seller is, among other things, engaged through a unit of its Switching and Access Systems Group in the worldwide development, manufacturing, marketing, sales and distribution of echo cancellation, sound quality enhancement systems, products and components and other related technologies as more fully described herein;

B.            WHEREAS, the Business is composed of certain assets and liabilities that are currently part of Seller;

C.            WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase and assume from Seller, the Purchased Assets, and Buyer is willing to assume, the Assumed Liabilities, in each case as more fully described and upon the terms and subject to the conditions set forth herein; and

D.            WHEREAS, Seller and Buyer desire to enter into each Assignment and Bill of Sale, each Assumption Agreement, the Supply Agreement, the Intellectual Property Agreement and the Transition Services Agreement (collectively, the “Collateral Agreements”).

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.             Definitions

1.1          Defined Terms

For the purposes of this Agreement, in addition to the words and phrases that are described throughout the body of this Agreement, the following words and phrases shall have the following meanings:

“Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“Assigned Intellectual Property and Rights” means the Assigned Software, the Assigned Technology, the Assigned Patents and the Assigned Marks, including all Intellectual Property Rights therein.  The term “Assigned Intellectual Property and Rights” does not include any of the Licensed Software, the Licensed Technology, and the Licensed Patents.

“Assigned Marks” shall have the meaning assigned to such term in the Intellectual Property Agreement.

“Assigned Patent” shall have the meaning assigned to such term in the Intellectual Property Agreement.

“Assigned Software” shall have the meaning assigned to such term in the Intellectual Property Agreement.

“Assigned Technology” shall have the meaning assigned to such term in the Intellectual Property Agreement.

“Assignment and Bill of Sale” means each agreement in substantially the form set forth as Exhibit A.

“Assumption Agreement” means each agreement in substantially the form set forth as Exhibit B.

“Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA) and each profit-sharing, bonus, stock option, stock purchase, stock ownership, pension, retirement, severance, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare or incentive plan, or sick leave, long-term disability, medical, hospitalization, life insurance, other insurance plan, holidays, vacation, leave of absence or other employee benefit plan, program, policy, practice or arrangement, whether written or unwritten, qualified or non-qualified, funded or unfunded, offered, maintained or contributed to by Seller or its Subsidiaries for the benefit of any Business Employee or with respect to which the Seller or its Subsidiaries has or may have any liability, whether direct or indirect, actual or contingent (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA).

 “Business” means the worldwide development, manufacturing, marketing, sales and distribution of echo cancellation (including acoustic echo cancellation), noise reduction, speech and Sound Quality Enhancement systems, products and components, as conducted by Lucent’s Switching and Access Systems Group as of the Closing Date.

“Business Day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of New York, The Commonwealth of Massachusetts, or any other day on which the principal offices of Seller or Buyer are closed or become closed prior to 2:00 p.m. local time.

“Business Records” means all books, records, ledgers and files or other similar informationto the extent used primarily in the conduct of the Business, including price lists, customer lists, vendor lists, mailing lists, warranty information, catalogs, sales promotion literature, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, research materials, and product testing reports required by any national, federal, state, provincial or local court, administrative body or other Governmental Body of any country, but excluding any such items to the extent (i) they are included in, or primarily related to, any Excluded Assets or Excluded Liabilities, (ii) any applicable Law prohibits their transfer, or (iii) they are confidential personnel records.

“Buyer Material Adverse Effect” means any condition or event that, individually or in the aggregate, has a material and adverse effect upon the business, assets, results of operations or condition (financial or otherwise) of Buyer and its Subsidiaries, taken as a whole, other than any condition or event (i) relating to the United States or foreign economies or securities markets in general, (ii) relating to the telecommunications components industry in general and not specifically relating to Buyer and its Subsidiaries, (iii) resulting from the public announcement of the transactions contemplated by this Agreement, or (iv) resulting from compliance by Buyer with the terms of this Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C.
§§ 9601 et seq. as amended.

“Closing” means the closing of the transactions described in Article 7.

“Closing Date” means the date of the Closing as determined pursuant to Section 7.3.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the agreement between Seller and Buyer dated  April 5, 2001.

“Contracts” means all Material Contracts and all other Third-Party contracts, agreements, leases and subleases, supply contracts, purchase orders, sales orders and instruments used or held for use in each case exclusively in the conduct of the Business, that will be in effect on the Closing Date to which Seller or its applicable Subsidiary is a party, (i)  for the provision of goods or services to the Business by any Third Party, (ii) for the sale of Products of the Business or performance of services by the Business to any Third Party, (iii) relating to any consulting arrangements, including those with the Persons set forth on Schedule 1.1(a), and (iv) any such contracts, agreements, instruments and leases referred to in clauses (i) - (iii), inclusive, entered into between the date hereof and outstanding as of the Closing Date by Seller or its applicable Subsidiary, but “Contracts” excludes the Excluded Contracts.

“Counsel for Buyer” means Choate, Hall & Stewart.

“Counsel for Seller” means a corporate counsel of Seller which counsel is admitted to practice in the State of New York.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, covenant or other similar restrictions, rights of first refusal, first offer or similar preemptive rights or third party rights affecting the Purchased Assets other than Permitted Encumbrances.

“Environmental Law” means any foreign, local, county, state or federal Law that governs the existence of or provides a remedy for release of Hazardous Substances, the protection of persons, natural resources or the environment, the management of Hazardous Substances, or other activities involving Hazardous Substances including, without limitation, under CERCLA or any other similar foreign, federal, state, local or county Laws, in each case as in effect on or prior to the Closing Date or, with respect to representations and warranties made on the date hereof, on or prior to the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934 (together with the rules and regulations promulgated thereunder).

“Excluded Contracts” means those Contracts (i) set forth on Schedule 1.1(b), (ii) under which performance by Seller or an Affiliate has been completed and for which there is no remaining warranty, maintenance, or support obligation, (iii) General Purchase Agreements, or (iv) relating to Excluded Assets or Excluded Liabilities, provided, however, that any Excluded Contracts that are also Material Contracts shall be expressly and individually set forth on Schedule 1.1(b) and not included in subsections (ii) through (iv) above.

“Excluded Leased Equipment” means the equipment set forth on Schedule 1.1(c).

“Fixtures and Supplies” means all furniture, furnishings and other tangible personal property owned by Seller or its Subsidiaries and used or held for use primarily in the conduct of the Business and located on the Premises, including desks, tables, chairs, file cabinets and office supplies.

“GAAP” means United States generally accepted accounting principles.

“General Purchase Agreements” shall mean Third-Party supply contracts or other agreements between Seller or an Affiliate and a Third Party pursuant to which Seller or an Affiliate purchases products or services from such Third-Party for any of Seller’s or an Affiliate’s businesses other than solely for the Business.

“Governmental Body” means any legislative, executive or judicial unit of any governmental entity (foreign, federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Governmental Permits” means all governmental permits and licenses, certificates of inspection, approvals, orders, consents or other authorizations with respect to the Business that are necessary for the operation or conduct of the Business as currently conducted under applicable Laws.

“Hazardous Substance” means (i) any hazardous, toxic or dangerous waste, substance or material defined as such in (or for the purposes of) any Environmental Law, including Environmental Laws relating to or imposing liability or standards or conduct concerning any hazardous, toxic or dangerous waste, substance or material in effect on the date of this Agreement, (ii) asbestos or pcbs, and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Body pursuant to any Environmental Law or any health and safety or similar law, code, ordinance, rule or regulation, order or decree, and which may or could pose a hazard to the health and safety of workers at or users of any properties of Seller or cause damage to the environment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means the Assigned Software, the Assigned Technology, the Assigned Patents and the Assigned Marks as well as the Licensed Software, the Licensed Technology, and the Licensed Patents.

“Intellectual Property Agreement” means the agreement in substantially the form set forth as Exhibit C.

“Intellectual Property Rights” means those (i) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and re-examinations thereof) registered or applied for in the United States and all other nations throughout the world, (ii) statutory and common law rights to trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world and all goodwill associated therewith, (iii) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world and all moral rights, renewals, extensions, reversions or restorations associated with such copyrights, (iv) statutory and common law rights to trade secrets and know-how in the United States and all other nations throughout the world, and (v) Internet domain names.

“Inventory” means all inventory, wherever located, including raw materials, work in process, recycled materials, finished products, inventoriable supplies, parts and non-capital spare parts owned by Seller or its applicable Subsidiary and used or held for use primarily in the operation or conduct of the Business, and any rights of Seller or its applicable Subsidiary to the warranties received from suppliers and any related claims, credits, rights of recovery and setoff with respect to such Inventory.

“IRS” means the U.S. Internal Revenue Service.

“Laws” shall mean any national, federal, state, provincial or local law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree of any country.

“Licensed Patents” shall have the meaning assigned to such term in the Intellectual Property Agreement.

“Licensed Software” shall have the meaning assigned to such term in the Intellectual Property Agreement.

“Licensed Technology” shall have the meaning assigned to such term in the Intellectual Property Agreement.

“Licenses” means all licenses, agreements and other arrangements identified on Schedule 1.1(d) under which Seller or any of its Subsidiaries has the right to use any Proprietary Information of a Third Party to the extent used or held for use in the operation or conduct of the Business.

“Nonassignable Licenses” means those licenses, agreements or other arrangements of Seller or any of its Affiliates with respect to patents or any other Proprietary Information of any Third Party which are not specifically identified on Schedule 1.1(d).

“Nonassigned Business Records” means all books, records, ledgers and files or other similar information to the extent used in the conduct of the Business, but not included in the Business Records, including price lists, customer lists, vendor lists, mailing lists, warranty information, catalogs, sales promotion literature, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, research materials, and product testing reports required by any national, federal, state, provincial or local court, administrative body or other Governmental Body of any country .

“Permitted Encumbrances” means any (i) liens for taxes, assessments and other governmental charges or of landlords, liens of carriers, warehouseman, mechanics and material men incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (ii) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases government contracts, performance and return of money bonds and similar obligations, (iii) purchase money liens, (iv) licenses granted by Seller or any Affiliate in connection with the sales of products in the ordinary course of business, and (v) any Encumbrance or minor imperfection in title and minor encroachments, if any, not material in amount that, individually or in the aggregate, do not materially interfere with the conduct of the Business or with the use of the Purchased Assets and do not materially affect the value of the Purchased Assets.

“Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any government or regulatory, administrative or political subdivision or agency, department or instrumentality thereof.

“Premises” means the facilities of Seller as identified on Schedule 3.6.

“Principal Equipment” means the computers, servers, machinery and capital equipment and other similar items used by Seller primarily in the conduct of the Business but not the Purchased Leased Equipment, but including without limitation the equipment set forth on Schedule 1.1(e).  Principal Equipment includes rights to the warranties received from the manufacturers and distributors of said items and to any related claims, credits, rights of recovery and setoff with respect to said items, but only to the extent such rights are assignable.

“Products of the Business” shall have the meaning assigned to such term in the Intellectual Property Agreement.

“Proprietary Information” means all information (whether or not protectable by patent, copyright, mask works or trade secret rights) not generally known to the public, including, but not limited to, works of authorship, inventions, discoveries, patent applications, software, mask works, know-how and show-how, specifications, designs, plans, prototypes, technical manuals, data, libraries, blueprints, drawings, proprietary processes, product information, development work-in-process, and other business, marketing, product and/or technical information.

“reasonable commercial efforts” means that the obligated party is required to make a diligent, reasonable and good faith effort to accomplish the applicable objective.  Such obligation, however, does not require an expenditure of funds or the incurrence of a liability on the part of the obligated party, nor does it require that the obligated party act in a manner that would be contrary to normal commercial practices in order to accomplish the objective.  The fact that the objective is or is not actually accomplished is no indication that the obligated party did or did not in fact utilize its reasonable commercial efforts in attempting to accomplish the objective.

“Purchased Leased Equipment” means the equipment set forth on Schedule 1.1(f).

“Seller Material Adverse Effect” means any condition or event that, individually or in the aggregate, has a material and adverse effect upon the business, assets, results of operations or condition (financial or otherwise) of the Business, taken as a whole, other than any condition or event (i) relating to the United States or foreign economies or securities markets in general, (ii) relating to the telecommunications components industry in general and not specifically relating to the Business, (iii) resulting from the public announcement of the transactions contemplated by this Agreement, or (iv)  resulting from compliance by Seller with the terms of this Agreement.

“Sound Quality Enhancement” shall mean specifically electrical echo cancellation, acoustic echo control, noise compensation, automatic gain control and reverse link noise reduction.

“Subsidiary” means any entity of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by a party or by one or more of its respective Subsidiaries.

“Supply Agreement” means the agreement in substantially the form set forth as Exhibit D.

“Taxes” means, all taxes of any kind, charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including, without limitation, all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, ad valorem, value added, transfer, gains, profits, net worth, asset, transaction, and other taxes, imposed upon any Person by federal, foreign, state, or local Law or taxing authority, together with any interest and any penalties, or additions to tax, with respect to such taxes.

“Third Party” means any Person not an Affiliate of the other referenced Person or Persons.

“Transition Services Agreement” means the agreement in substantially the form set forth as Exhibit E.

“Wireless Product” shall have the meaning assigned to such term in the Intellectual Property Agreement.

1.2                Additional Defined Terms

For the purposes of this Agreement, the following words and phrases shall have the meanings described throughout the body of this Agreement in the Sections indicated below:

“Agreement”	Preamble
“Asset Acquisition Statement”	Section 5.3(b)
“Assumed Liabilities”	Section 2.4
“Business Employees”	Section 3.8
“Buyer”	Preamble
“CEMs”	Section 5.12
“Collateral Agreements”	Recital D
“Committed Inventory”	Section 5.12
“Excluded Assets”	Section 2.2
“Excluded Liabilities”	Section 2.5
“Financial Statements”	Section 3.11(a)
“Indemnified Party”	Section 9.3(a)
“Indemnifying Party”	Section 9.4(a)
“Losses”	Section 9.3(a)
“Lucent”	Preamble
“Material Contracts”	Section 3.9(b)
“Nonassignable Assets”	Section 2.6(c)
“Purchase Price”	Section 2.3
“Purchased Assets”	Section 2.1
“Required Consents”	Section 3.3(b)
“Seller”	Preamble
“Specified Representations”	Section 9.2
“Third-Party Claim”	Section 9.4(a)
“Transferred Employees”	Section 5.4(a)

1.3          Other Definitional and Interpretive Matters

Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Schedules and Exhibits.  The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.  Any information disclosed by Seller in the attached Schedules under any section number shall be deemed to be disclosed and incorporated into any other section number under this Agreement where such disclosure is reasonably apparent from the context of the disclosure exception to be applicable to such other section numbers.

2.             Purchase and Sale of the Business

2.1          Purchase and Sale of Assets

Upon the terms and subject to the satisfaction of the conditions contained in this Agreement and in reliance on the representations and warranties contained herein, on the Closing Date, Seller shall grant, bargain, sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of all Encumbrances (other than Permitted Encumbrances) all of the right, title and interest in, to and under the Purchased Assets that Seller possesses as the same shall exist on the Closing Date.  For purposes of this Agreement, “Purchased Assets” shall mean all the assets, properties and rights, whether tangible or intangible, real, personal or mixed, and of every kind, nature and description, wherever located, used by Seller or its applicable Affiliate and set forth in Sections 2.1(a) through (g) inclusive, whether arising by contract, law or otherwise, except for the Excluded Assets, and whether or not any of such assets, properties or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller’s or its applicable Subsidiary’s books or financial statements:

(a)           the Principal Equipment and the Purchased Leased Equipment;

(b)           the Inventory;

(c)           the Assigned Intellectual Property and Rights;

(d)           all rights under any Contracts;

(e)           the Licenses;

(f)            the Business Records; and

(g)           the Governmental Permits issued to the Seller or a Subsidiary.

2.2          Excluded Assets

Notwithstanding the provisions of Section 2.1, it is hereby expressly acknowledged and agreed that the Purchased Assets shall not include, and neither Seller nor any of its Subsidiaries is selling, transferring, assigning, conveying or delivering to Buyer, and Buyer is not purchasing, acquiring or accepting from Seller or any of its Subsidiaries, the following (the rights, properties and assets expressly excluded by this Section 2.2 or otherwise excluded by the terms of Section 2.1 from the Purchased Assets being referred to herein as the “Excluded Assets”):

(a)           any of Seller’s or its Affiliate’s receivables, cash, bank deposits or similar cash items or employee receivables;

(b)           any Proprietary Information or Intellectual Property Right of Seller or any Affiliate other than the Assigned Intellectual Property and Rights and licenses granted to Buyer under the Intellectual Property Agreement;

(c)           any (i) confidential personnel records, subject to Section 2.6(a) below, pertaining to any Business Employee; (ii) other books and records that Seller or any Affiliate is required by Law to retain or that Seller determines are necessary or advisable to retain; provided, however, that Buyer shall have the right to make copies of any portions of such retained books and records that relate to the Business or any of the Purchased Assets; and (iii) any information management system of Seller or any Affiliate other than those used primarily in the conduct of the Business and contained within computer hardware included as a Purchased Asset pursuant to Section 2.1(a);

(d)           any claim, right or interest of Seller or any Affiliate in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any periods prior to the Closing Date;

(e)           subject to Section 5.8, all “Lucent Technologies” marked sales and marketing or packaging materials, samples, prototypes, other similar Lucent Technologies-identified sales and marketing or packaging materials and any marketing studies;

(f)            the Excluded Contracts and the Nonassignable Licenses;

(g)           any insurance policies or rights of proceeds thereof;

(h)           the Excluded Leased Equipment and Fixtures and Supplies;

(i)            any of Seller’s or any Affiliate’s rights, claims or causes of action against Third Parties relating to the assets, properties, business or operations of Seller or any Affiliate arising out of transactions occurring prior to, and including, the Closing Date; and

(j)            all other assets, properties, interests and rights of Seller or any Affiliate not primarily related to the Business.

2.3          Purchase Price

In consideration of the sale, transfer, assignment, conveyance and delivery by Seller and its Subsidiaries of the Purchased Assets to Buyer, and in addition to assuming the Assumed Liabilities, Buyer shall pay to Seller at the Closing, Sixty Million dollars ($60,000,000.00) of which Seventeen Million dollars ($17,000,000.00) shall be allocated as the consideration due under the Intellectual Property Agreement and Forty Three Million dollars shall be allocated as the purchase price for the Purchased Assets hereunder (collectively, the “Purchase Price”) in cash by wire transfer of immediately available funds to an account designated by Seller’s written instructions to Buyer at least two (2) Business Days prior to Closing.

2.4          Assumed Liabilities

On the Closing Date, Buyer shall execute and deliver to Seller the one or more Assumption Agreements pursuant to which Buyer shall accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, the liabilities and obligations of Seller pursuant to and under the Assumed Liabilities.  “Assumed Liabilities” shall mean the liabilities and obligations expressly set forth in this Section 2.4, whether or not any such obligation has a value for accounting purposes or is carried or reflected on or specifically referred to in either Seller’s or its applicable Subsidiary’s books or financial statements:

(a)           the liabilities and obligations to be paid or performed after the Closing Date under any Contracts and Government Permits issued to the Seller or a Subsidiary; and

(b)           the Permitted Encumbrances and all other obligations related to the Purchased Assets that are specifically and expressly identified in this Agreement or the Schedules hereto.

2.5          Excluded Liabilities

Buyer shall not assume or be obligated to pay, perform or otherwise assume or discharge any liabilities or obligations of Seller or any of its Affiliates, whether direct or indirect, known or unknown, absolute or contingent, except for the Assumed Liabilities (all of such liabilities and obligations not so assumed being referred to herein as the “Excluded Liabilities”). Without limiting the foregoing, the Excluded Liabilities will include and the Buyer will not assume any liability of Seller or any of its Affiliates with respect to:

(a)           any liabilities or obligations of Seller (and/or its Affiliates) in respect of any Excluded Assets or other assets of Seller (and/or its Affiliates) which are not Purchased Assets;

(b)           any liabilities or obligations with respect to Taxes except as specifically set forth in Section 2.9 of this Agreement;

(c)           any liabilities, obligations or responsibilities relating to the employment or termination of employment by Seller (or its Affiliates) of any employee (including each Business Employee) or Person attributable to any actions or inactions by Seller (or its Affiliates) on or prior to the Closing Date, including with respect to any Benefit Plan or any other employee benefit plan or arrangement of Seller (or its Affiliates) or any severance, retention, stay bonus or similar obligations owed by Seller or any of its Affiliates to any employees or Persons (including the Transferred Employees);

(d)           any accounts payable arising prior to the Closing Date;

(e)           any liabilities and obligations for which Seller has indemnified Buyer pursuant to Section 9;

(f)            any liability of Seller or its Affiliates for legal, accounting or broker’s fees or other transaction costs incurred in connection with this Agreement or the consummation of the transactions contemplated hereby;

(g)           any liability or intercompany debt owing by Seller to any shareholder, former shareholder or any Affiliate or former Affiliate of Seller;

(h)           any obligations in respect of Seller’s bank accounts;

(i)            any liabilities resulting from any lawsuit, judgment, claim, action or proceeding of any nature (whether or not pending or threatened on the date hereof) to the extent relating to any action or inaction prior to the Closing, including but not limited to any claim related to noncompliance by Seller with any applicable Law or the failure of Seller to comply with or the breach of or default by Seller under any contract, instrument or agreement;

(j)            any liabilities for indebtedness of borrowed money;

(k)           any obligations or liabilities relating to the Business, the Purchased Assets or Seller under any applicable Environmental Law with respect to the period prior to the Closing Date;

(l)            any liabilities relating to Inventory, including any Inventory returned by a contract manufacturer;

(m)          any liabilities for any breach, act or omission by Seller under any Contract, License, Governmental Permit or lease arising prior to the Closing Date;

(n)           any liabilities and obligations relating to, resulting from or arising out of any infringement or other misappropriation of the Intellectual Property Rights or Proprietary Information of other Persons with respect to the design, testing, manufacture, marketing, use, sale, lease, license or importation of Products of the Business on or prior to the Closing Date, or any claims or allegations thereof; and

(o)           all obligations and liabilities with respect to the Transferred Employees, known or unknown, absolute or contingent, to the extent arising out of facts, activities or events occurring on or prior to the Closing Date.

2.6          Further Assurances; Further Conveyances and Assumptions; Consent of Third Parties

(a)           From time to time following the Closing, Seller hereby agrees to make available, or to cause its Affiliates to make available, to Buyer non-confidential data in personnel records of Transferred Employees as is reasonably necessary for Buyer to transition such employees into Buyer’s records.

(b)           From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Buyer and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and the Collateral Agreements and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Buyer under this Agreement and the Collateral Agreements, and to otherwise make effective the transactions contemplated hereby and thereby.

(c)           Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Material Contract, License, Governmental Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a Third Party or a Governmental Body or is cancelable by a Third Party in the event of an assignment (“Nonassignable Assets”) unless and until such consents shall be given. Seller agrees to, or to cause its Affiliates to, cooperate with Buyer at its request in endeavoring to obtain such consents promptly; provided, however, that such cooperation shall not require Seller or any of its Affiliates to remain secondarily liable or to make any payment to obtain any such consent with respect to any Nonassignable Asset.  Nothing in this Section shall limit the closing conditions set forth in Section 8.

(d)           Buyer and Seller agree to use their respective reasonable commercial efforts to obtain, or to cause to be obtained, any consent, substitution, approval, or amendment required to novate all obligations under any and all Contracts so that, in any such case, Buyer and its Affiliates shall be solely responsible for such liabilities and obligations.  To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as and from the Closing Date, by Seller or its Affiliates in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in Seller’s or one of its Affiliate’s name and all benefits and obligations existing thereunder shall be for Buyer’s account. Seller shall take or cause to be taken at Buyer’s expense such action in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Nonassignable Assets and to effect collection of money or other consideration to become due and payable under the Nonassignable Assets, and Seller or its Affiliates shall promptly pay over to Buyer all money or other consideration received by it in respect to all Nonassignable Assets.

(e)           As of and from the Closing Date, Seller on behalf of itself and its Affiliates authorizes Buyer, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets and appoints Buyer its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate’s behalf with respect thereto.

2.7          No Licenses

Any and all licenses to Seller’s or any of its Affiliate’s Intellectual Property is expressly set forth in the Intellectual Property Agreement.  No right, title or interest of any kind is granted to Buyer pursuant to this Agreement with respect to Seller’s or any of its Affiliate’s Intellectual Property or any Intellectual Property Rights therein (other than those contained in the Purchased Assets), either directly or indirectly, by implication, by estoppel or otherwise.

2.8          Bulk Sales Law

Buyer hereby waives compliance by Seller and any of its Subsidiaries with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction, including Article 6 of the New York Commercial Code, that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

2.9          Taxes

(a)           Buyer and Seller shall share equally all applicable Taxes and all recording and filing fees that may be imposed, assessed or payable by reason of the operation or as a result of this Agreement, the Collateral Agreements or the transactions contemplated by any thereof, including the sales, transfers, leases, rentals, licenses, and assignments contemplated hereby.

(b)           Buyer shall be responsible for all Taxes attributable to, levied upon or incurred in connection with the Purchased Assets pertaining to the period (or that portion of the period) immediately beginning after the Closing Date. Seller shall be responsible for all Taxes attributable to, levied upon or incurred in connection with the Purchased Assets pertaining to the period (or that portion of the period) prior to or on the Closing Date.

3.             Representations and Warranties of Seller

Seller represents and warrants to Buyer that:

3.1          Organization and Qualification

Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on the Business as currently conducted and to own or lease and operate the Purchased Assets.  Seller is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the Business as currently conducted requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that could not reasonably be expected to have a Seller Material Adverse Effect.

3.2          Authorization; Binding Effect

(a)           Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it will be a party and to effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Collateral Agreements to which it will be a party by all requisite corporate action.

(b)           This Agreement has been duly executed and delivered by Seller and this Agreement is, and the Collateral Agreements to which Seller is a party when duly executed and delivered by Seller will be, valid and legally binding obligations of Seller, enforceable against it in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

3.3          Non-Contravention; Consents

(a)           Assuming that all Required Consents have been made or obtained, the execution, delivery and performance of this Agreement by Seller and the Collateral Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a breach or violation of any provision of Seller’s charter or by-laws, (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any (A) Contract or (B) any other mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other arrangement or commitment to which it is a party or by which it is bound and which relates to the Business or the Purchased Assets, which violation, breach or default could be reasonably expected to have a Seller Material Adverse Effect, or (iii) violate in any material respect any material order, judgment, decree, rule or regulation of any court or any Governmental Body having jurisdiction over Seller or the Purchased Assets.

(b)           No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Seller in connection with the execution and delivery of this Agreement and the Collateral Agreements to which Seller is a party or for the consummation of the transactions contemplated hereby or thereby by Seller, except for (i) any filings required to be made under the HSR Act and any applicable filings required under foreign antitrust Laws, (ii) those set forth in Schedule 3.3(b) (items (i) and (ii) being referred to herein as the “Required Consents”), and (iii) such other consents, approvals, orders, authorizations, registrations, declarations or filings where failure of compliance could not reasonably be expected to have a Seller Material Adverse Effect.

3.4          Title to Property; Principal Equipment; Sufficiency of Assets

(a)           Seller has and at the Closing will have good and valid title to, or a valid and binding leasehold interest or license in, all real and personal tangible Purchased Assets free and clear of any Encumbrance except for Permitted Encumbrances.

(b)           Each material item of Principal Equipment is in reasonable operating condition, in light of its respective age, for the purposes for which it is currently being used.  None of the Purchased Assets includes the stock, ownership or other equity interest of any other Person, including in any entity treated as a corporation for Federal income tax purposes.

(c)           Except for (i) the assets that will be used in connection with providing services under the Transition Services Agreement, (ii) the services provided to the Business by the centralized functional organizations within Seller (including without limitation, sales, human resources, finance and accounting, law and procurement), and (iii) the Nonassignable Licenses, the Purchased Assets and the Business Employees and the rights to be acquired under this Agreement and the Collateral Agreements (including the services to be provided pursuant to the Transition Services Agreement) include all assets, personnel and rights that are used in or necessary to conduct the Business as currently conducted.

3.5          Permits

Except as set forth on Schedule 3.5, there are no material Governmental Permits necessary for or used by Seller or any of its Affiliates to operate or conduct the Business as currently conducted.  All of the Governmental Permits set forth on Schedule 3.5 are in good standing and Seller is in material compliance with all terms and conditions of such permits.

3.6          Real Estate

The Purchased Assets do not include any owned real property.  Schedule 3.6 contains a complete and accurate list of the premises, locations and facilities primarily used by Seller to operate the Business as now being operated.  Seller is not in default under any such leasehold and has not been informed that the lessor under any of the leases has taken action or threatened to terminate the lease before the expiration date specified in the lease.

3.7          Compliance With Laws; Litigation

(a)           Except as set forth on Schedule 3.7(a), with respect to the Business, Seller is in compliance in all material respects with all applicable material Laws, decrees, orders, judgments, permits and licenses of or from Governmental Bodies.  Seller has not received any written, or to the knowledge of senior management of the Business oral, notice of any violation or alleged violation of any applicable Laws with respect to the Business.

(b)           Except as set forth on Schedule 3.7(b), there are no actions, suits, inquiries, unsatisfied judgments, proceedings or governmental investigations pending or, to Seller’s knowledge, threatened against it that relate and are material to the Business. Except as set forth on Schedule 3.7(b), none of such actions, suits, inquiries, unsatisfied judgments, proceedings or governmental investigations set forth on Schedule 3.7(b) could reasonably be expected to have a Seller Material Adverse Effect.

3.8          Business Employees

(a)           Schedule 3.8(a) contains a complete and accurate list of all the employees of the Business as of the date specified on such list (the “Business Employees”), showing for each Business Employee the position held and aggregate annual compensation for Seller’s last fiscal year.  None of Business Employees is covered by any union, collective bargaining or other similar labor agreements.

(b)           Schedule 3.8(b) sets forth a complete and accurate list of the Benefit Plans.  There are no compensation or benefit plans, policies, programs, practices or arrangements of any type providing for benefits to any Business Employees, other than the Benefit Plans.  Seller has furnished to Buyer true and complete copies of the most recent summary plan or other written description of each Benefit Plan.  Each Benefit Plan has been operated in material compliance with applicable Law,  including ERISA.  Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service with respect to “TRA” (as defined in Section 1 of Rev. Proc. 93-39), and, to Seller’s knowledge,  no circumstances exist which are likely to result in revocation of any such favorable determination letter. Except as disclosed on Schedule 3.8(b), Seller has no obligations for retiree health and life benefits under any Benefit Plan or has ever represented, promised or contracted (whether in oral or written form) to any employee(s) that such employee(s) would be provided with retiree health or life benefits.  Except as disclosed on Schedule 3.8(b), the consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, (ii) accelerate the time of payment or vesting under any Benefit Plan, or (iii) increase the amount of compensation or benefits due any individual.  Any amount that could be received (whether in cash, property, or vesting of property) as a result of the transaction contemplated by this Agreement by any officer, director, employee or independent contractor of the Seller, who is a “disqualified individual” (as defined in proposed Treasury Regulation Section 1.280G-1), under any Contract that will be assumed by the Buyer, would not be characterized as an “excess parachute payment” (as defined in Section 280G of the Code).

(c)           As relates to the Business, as of the date hereof there is not presently pending or existing, and to Seller’s knowledge there is not threatened, (i) any strike, slowdown, picketing, or work stoppage, or (ii) any application for certification of a collective bargaining agent.

3.9          Material Contracts

(a)           Schedule 3.9 contains a complete and accurate list of all of the following (whether written or oral) which relate primarily to the Business or by which the Purchased Assets may be bound or affected:

(i)            contracts between Seller and any stockholder, director, officer or employee or other Affiliates of Seller or its Affiliates;

(ii)           employment, collective bargaining, severance, stay bonuses, retention, consulting, employee benefit and similar plans and agreements involving a Business Employee;

(iii)          marketing, agency, advertising, sales representative, broker, development, manufacturing, marketing, sales, distribution, fulfillment or similar contracts that require the expenditure of, or involve the receipt of, more than $25,000 in any consecutive twelve month period after the date hereof;

(iv)          contracts under which the amount payable by Seller with respect to the Business is dependent on the revenues or income or similar measure of or in which Seller is obligated to pay royalties, commissions or similar payments to any person or entity;

(v)           pledges, security agreements, sale/leaseback arrangements and equipment leases (other than leases for copy machines, postage machines and fax machines) with respect to any of the Purchased Assets;

(vi)          agreements, contracts or instruments to which Seller is party relating to the borrowing of money, the capital lease or purchase on an installment basis of any asset, or the guarantee of any of the foregoing, if any of the foregoing has or could create a security interest, lien or other encumbrance on the Purchased Assets;

(vii)         contracts with any person or entity which purport to restrict business activities of Seller, including without limitation any covenant not to compete or any contracts imposing exclusive dealing obligations;

(viii)        any leases, whether as lessor or lessee, whether for personal or real property;

(ix)           any contract pursuant to which Seller has agreed to indemnify or hold harmless any Person or to pay liquidated damages of any kind;

(x)            joint venture, partnership or similar agreements;

(xi)           any other contracts, instruments, commitments, plans or arrangements of Seller and to which any of the Purchased Assets or the Business may be subject the value of which is greater than or equal to $25,000 per annum;

(xii)          the Licenses; and

(xiii)         to the extent not covered above, any other contract or agreement material to the Business.

(b)           All of the foregoing are herein called the “Material Contracts”. Seller has furnished to Buyer copies of all Material Contracts (or written summaries, in the case of Material Contracts which are oral) and any further information that Buyer has reasonably requested in connection therewith.  Except as expressly indicated on Schedule 3.9, there have been no material amendments, modifications or supplemental arrangements to or in respect of any Material Contract.  Each of such Material Contracts is valid, binding and enforceable against Seller and, to Seller’s knowledge, the other parties thereto in accordance with its terms and is in full force and effect.  Except as specifically identified on Schedule 1.1(b), none of the Material Contracts is an Excluded Contract.

(c)           Except as set forth on Schedule 3.9, there is no event which has occurred or existing condition (including without limitation the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby) which constitutes or which, with notice, or the passage of time, would constitute a material default or breach under any Material Contract by Seller or would cause the acceleration of any obligation of Seller, give rise to any right of termination or cancellation by any party other than Seller or cause the creation of any Encumbrance on any of the Purchased Assets.

Except as set forth on Schedule 3.9, Seller has not received any written notice that it is in default or breach of or is otherwise delinquent in performance under any such Material Contracts, and, to Seller’s knowledge, each of the other parties thereto has performed in all material respects all obligations required to be performed by it under, and is not in default in any material respect under, any of such Material Contracts.

3.10        Environmental Matters

Except as set forth in Schedule 3.10 and in respect of the Business:

(a)           the operations of the Business comply in all material respects with all applicable Environmental Laws.

3.11        Financial Statement; Absence of Changes

(a)           Schedule 3.11(a) contains true and complete copies of the following financial statements of the Business (the “Financial Statements”):

(i)            audited statements of certain assets of the Business as of September 30, 2000 and 1999 with a report by PricewaterhouseCoopers LLP;

(ii)           audited statement of net sales, cost of sales and direct operating expenses for the three years ended September 30, 2000, 1999 and 1998 with a report by PricewaterhouseCoopers LLP;

(iii)          unaudited statement of certain assets as of September 30, 2001 (the “Balance Sheet”); and

(iv)          unaudited statement of net sales, cost of sales and direct operating expenses for the twelve months ended September 30, 2001, in columnar format showing each of the twelve months and quarterly subtotals.

(b)           The Financial Statements were prepared in accordance with GAAP (except (i) that the amounts presented reflect only those assets being sold and the revenues and direct expenses directly associated with the Business, with only certain corporate-level allocations of Seller included and (ii) in the case of the unaudited financial statements, for normal and recurring year-end adjustments and the omission of footnotes).  The Financial Statements were prepared on the basis of the books and records of the Business (in each case, as of the date of such Financial Statements) and present fairly, in all material respects, the financial position of the Business as of the dates thereof and the results of its operations and cash flows for each of the periods then ended in conformity with GAAP.

(c)           Since August 31, 2001, (i) Seller has conducted and operated the Business in the ordinary course, (ii) the Business has not suffered any change that event, circumstance or condition which has, or could reasonably be expected to have, a Seller Material Adverse Effect, (iii) except as set forth on Schedule 3.11(c) there has not been (A) any damage, destruction or casualty loss, whether covered by insurance or not, which individually or in the aggregate exceeds $100,000, (B) any sale, transfer or other disposition of assets primarily related to the Business other than sales of inventory in the ordinary course of business consistent with past practice, and (C) except as expressly contemplated by this Agreement, any entry into any agreement, commitment or transaction (including, without limitation, any borrowing or capital financing) by Seller, which is material to the Business or operations of the Purchased Assets, except agreements, commitments or transactions in the ordinary course of business consistent with past practice.

3.12        Intellectual Property

(a)           Except as set forth in Schedule 3.12, to the knowledge of senior management of the Business and the members of Seller’s intellectual property legal department, none of the Intellectual Property or Intellectual Property Rights material to the operation of the Business has been adjudged by a court of competent jurisdiction invalid or unenforceable in whole or in part.  Except as set forth in Schedule 3.12, to the knowledge of senior management of the Business and the members of Seller’s intellectual property legal department, there are no written claims or demands of, or pending law suits or other legal proceedings of any Third Party pertaining to the Intellectual Property or the Intellectual Property Rights as used in the Business being assigned or licensed to Buyer pursuant to the Intellectual Property Agreement, excluding immaterial assertions of rights which have not been presented in the form of a specific, written claim or demand, with respect to the operation of the Business by Seller as of the date hereof.

(b)           (i) Seller owns (A) the Assigned Software set forth on Exhibits A and G to the Intellectual Property Agreement, (B) the Assigned Patents (as set forth on Exhibit E of the Intellectual Property Agreement), and (C) the Assigned Marks (as set forth on Exhibit D of the Intellectual Property Agreement) and Seller or one of Seller's Subsidiaries owns the Assigned Technology and the Intellectual Property Rights contained in any of the foregoing.

(ii) Seller or one of Seller's Subsidiaries has a valid right to license, as set forth in the Intellectual Property Agreement, to Buyer the Licensed Software, the Licensed Technology and the Licensed Patents and the Intellectual Property Rights contained therein.

(iii) Seller or one its Subsidiaries have maintained and protected the Assigned Intellectual Property in accordance with Seller’s standard intellectual property practices and procedures.

(c)           At the Closing, Seller or one of its Subsidiaries will provide, either by assignment or license to Buyer in accordance with the Intellectual Property Agreement, all of the Seller’s Intellectual Property and the Intellectual Property Rights included therein which Buyer requires to make, have made, use, lease, license, import, offer to sell or sell the Products of the Business, as such Products of the Business existed as of the Closing Date.  All of the elements of the Licensed Software, Licensed Patents and Licensed Technology (as such terms are defined in the Intellectual Property Agreement) will be delivered in accordance with the Intellectual Property Agreement.

3.13        Brokers

Other than Morgan Stanley Dean Witter, the fees and expenses of which will be paid by Seller, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any Affiliate.

3.14        Inventory

(a)           Schedule 3.14(a) sets forth a complete, accurate and detailed list of all Inventory as of September 30, 2001 setting forth (i) the quantity of each part number included therein, (ii) the financial valuation of each such item of Inventory using the same methodology used in preparing the Balance Sheet (which amounts will reconcile in the aggregate with the amount of Inventory set forth on the Balance Sheet) and (iii) the address of the location where all such Inventory was kept as of such date.

(b)           All Inventory (i) consists of items of a quantity and quality historically usable or saleable in the ordinary course of business consistent with past practice, except for obsolete items that have been written down to estimated net realizable value in accordance with GAAP consistently applied, and (ii) has not been consigned to any Third Party.  With the exception of items of below-standard quality that have been written down to their estimated net realizable value in accordance with GAAP consistent with past practice, the Inventory is in good and proper physical condition, free from defects in materials and workmanship.  Since September 30, 2001, Seller has sold and continued to replenish Inventory in a normal and customary manner consistent with past practices.

3.15        Material Customers and Suppliers

(a)           Set forth on Schedule 3.15(a) is a complete and accurate list of the 10 largest suppliers of Seller with respect to the Business, by dollar amounts, for the periods indicated on such schedule.

(b)           Set forth on Schedule 3.15(b) is a complete and accurate list of the 10 largest customers of Seller with respect to the Business, by dollar amounts, for the periods indicated on such schedule, with customers who purchased systems, products and components are listed separately from customers who purchased services from Seller.

3.16        Transactions with Affiliates

Except in respect of the provision by Seller or its Affiliates of normal corporate overhead services to the Business and as provided in the Transition Services Agreement, there are no services currently being provided to Seller by any of its Affiliates that are material to the Business, taken as a whole.

3.17        Business Records

The Business Records of Seller furnished to Buyer are complete and accurate in all material respects.

3.18        Warranty Claims

Schedule 3.18 includes copies of the standard terms and conditions of sale for the Business (containing applicable guaranty, warranty and indemnity provisions).  Except as set forth in Schedule 3.18, the products manufactured by the Business have been sold by the Business in all material respects in accordance with the standard terms and conditions of sale.  Schedule 3.18 sets forth, by general category, all material warranty claims against Seller or any Subsidiary since September 30, 1999 that relates to any Products of the Business.

3.19        Product Recalls

Except as set forth in Schedule 3.19, since September 30, 1999, there has been no material pending, or to Seller’s knowledge, threatened material recall or investigation of any product sold by Seller or any Subsidiary in connection with the Business.

3.20        Full Disclosure

No representation, warranty or other statement of Seller contained in this Agreement and other documents, certificates and written statements furnished to Buyer by or on behalf of Seller pursuant hereto or thereto, taken as a whole, either knowingly or negligently contain any untrue statement of a material fact or omit to state a material fact necessary, in light of the circumstances in which they were made, in order to make the statement contained herein and therein not misleading.

3.21        No Other Representations or Warranties

Except for the representations and warranties contained in this Section 3 and the schedules attached hereto, none of Seller, any Affiliate or any other Person makes any representations or warranties, and Seller hereby disclaims any other representations or warranties, whether made by Seller or any Affiliate, or any of their officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Collateral Agreement, the transactions contemplated hereby or the Business.

4.             Representations and Warranties of Buyer

Buyer represents and warrants to Seller:

4.1          Organization and Qualification

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Buyer has all requisite corporate power and authority to carry on its business as currently conducted and to own or lease and operate its properties. Buyer is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that could not reasonably be expected to have a Buyer Material Adverse Effect.

4.2          Authorization; Binding Effect

(a)           Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements and to effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Collateral Agreements by all requisite corporate action.

(b)           This Agreement has been duly executed and delivered by Buyer and this Agreement is, and the Collateral Agreements when duly executed and delivered by Buyer will be, valid and legally binding obligations of Buyer, enforceable against it in accordance with their terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

4.3          No Violations

(a)           The execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in a breach or violation of any provision of Buyer’s charter or by-laws, (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any material mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other material arrangement or commitment to which Buyer is a party or by which it or its assets or properties are bound, or (iii) violate any material order, judgment, decree, rule or regulation of any court or any Governmental Body having jurisdiction over Buyer or any of its properties.

Except as set forth on Schedule 4.3(b), no consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Buyer in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby other than any (i) any filings required to be made under the HSR Act and any applicable filings required under foreign antitrust Laws, and (ii) such consents, approvals, orders, authorizations, registrations, declarations or filings where failure of compliance would not, individually or in the aggregate, have a Buyer Material Adverse Effect and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

4.4          Brokers

Other than Deutsche Banc Alex. Brown, the fees and expenses of which will be paid by Buyer, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Buyer or an Affiliate.

4.5          Litigation

Except as set forth on Schedule 4.5, there are no actions, suits, proceedings or governmental investigations pending or, to Buyer’s knowledge, threatened against it which reasonably could adversely affect or restrict its ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

4.6          Sufficiency of Funds

Buyer (i) has funds available to pay the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement; (ii) has the resources and capabilities (financial or otherwise) to perform hereunder and under the Collateral Agreements; and (iii) has not incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would materially impair or adversely affect such resources and capabilities.

5.             Certain Covenants

5.1          Access and Information

(a)           Seller will give, and cause its Affiliates to give, to Buyer and to its officers, employees, accountants, counsel and other representatives reasonable access during Seller’s or the applicable Affiliate’s normal business hours throughout the period prior to the Closing to all of Seller’s or the applicable Affiliate’s properties, books, contracts, commitments, reports of examination and records (excluding confidential portions of personnel records) directly or reasonably relating to the Business or the Purchased Assets (but excluding the Excluded Assets and Excluded Liabilities and subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or Third-Party confidentiality obligation, provided that to the extent such confidentiality related to items that would otherwise comprise Assumed Liabilities, such items shall be deemed not to be Assumed Liabilities until Buyer has had a chance to review such items and consent to such items as Assumed Liabilities).  Seller shall assist, and cause its Affiliates to assist, Buyer in making such investigation and shall cause its counsel, accountants, engineers, consultants and other non-employee representatives to be reasonably available to Buyer for such purposes; it being understood that Buyer shall reimburse Seller or the applicable Affiliate promptly for reasonable and necessary out of pocket expenses incurred by Seller or any Affiliate in complying with any such request by or on behalf of Buyer.

(b)           After the Closing Date, Seller and Buyer (A) will provide, and will cause their respective Affiliates to provide, to each other and to their respective officers, employees, counsel, accountants and other representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or Third-Party confidentiality obligation), reasonable access for inspection and copying of all Business Records, Nonassigned Business Records, Governmental Permits, Licenses, Contracts and any other information existing as of the Closing Date and relating to the Business or the Purchased Assets, including all materials necessary for Buyer and its accountants to prepare audited financial statements of the Business for periods ended September 30, 2001 if Buyer deems such audited statements necessary, (B) will cooperate as reasonably necessary in the preparation of such audited statements, and (C) will make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions, operations or activities relating to the Business or the Purchased Assets, and as otherwise may be necessary or desirable to enable the party requesting such assistance to:  (i) comply with reporting, filing or other requirements imposed by any foreign, local, state or federal court, agency or regulatory body; (ii) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal proceeding other than claims or allegations that one party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement.  The party requesting such information or assistance shall reimburse the other party for all out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance.  The access to files, books and records contemplated by this Section 5.1(b) shall be during normal business hours and upon not less than two (2) Business Days’ prior written request and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein.

(c)           Buyer agrees to preserve all Business Records, Licenses and Governmental Permits for at least seven (7) years after the Closing Date.  During this seven-year period and up to ninety (90) days thereafter, Buyer shall make available to Seller, upon its request, such Business Records, Licenses and Governmental Permits.

5.2          Conduct of Business

From and after the date of this Agreement and until the Closing Date, except as set forth on Schedule 5.2 or as otherwise contemplated by this Agreement or the Schedules hereto or as Buyer shall otherwise consent to in advance and in writing, Seller and each of its Subsidiaries and Affiliates, with respect to the Business will:

(a)           carry on the Business in the ordinary course consistent with past practice including taking or refraining from taking any actions likely to significantly change its existing relationships with customers, suppliers and others having business relationships with Business;

(b)           not permit, other than in the ordinary course of business consistent with past practice or as may be required by Law or a Governmental Body, all or any of the Purchased Assets (real or personal, tangible or intangible) presently and actively used in the operation of the Business to be sold, licensed or subjected to any Encumbrance (other than a Permitted Encumbrance);

(c)           not acquire, sell, lease, license, transfer or dispose of any asset that would otherwise be a Purchased Asset except in the ordinary course of business consistent with past practice;

(d)           not terminate or materially extend or materially modify any Material Contract, or enter into any contract that would constitute a Material Contract, except in the ordinary course of business consistent with past practice;

(e)           take all commercially reasonable actions to protect and maintain the Intellectual Property;

(f)            maintain the books, accounts and records of the Business in its usual, regular and ordinary manner;

(g)           pay and discharge when due (including extensions) all Taxes, assessments and governmental charges imposed upon any of the Purchased Assets or the Business, or upon the income or profit therefrom (other than those contested in good faith by appropriate proceedings);

(h)           comply in all material respects with all Material Contracts;

(i)            pay all trade payables (other than those contested in good faith by appropriate proceedings) consistent with past practice;

(j)            not create, incur or assume any indebtedness for borrowed money, make any loans or advances, assume, guarantee or endorse or otherwise become responsible for the obligation of any other person or entity that could or would constitute an Assumed Liability, or subject any of the Purchased Assets to any Encumbrance other than Permitted Encumbrances, in each case other than in the ordinary course consistent with past practice;

(k)           not increase the compensation or benefits of the Business Employees, or pay or agree to pay any bonus or similar payment, except for such increases in compensation or payments as are granted in the ordinary course of the Business in accordance with the Seller’s past practice, but in no event shall any Employee’s aggregate compensation be increased by more than 15%;

(l)            will replenish Inventory in a normal and customary manner consistent with past practices and will not permit levels of Inventory to fall below reasonably expected requirements of the Business consistent with past practices;

(m)          will not do any other act which would cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect or intentionally omit to take any action necessary to prevent any such representation or warranty from being untrue in any material respect at such time; or

(n)           will not enter into any agreement or commitment with respect to any of the foregoing.

5.3          Tax Reporting and Allocation of Consideration

(a)           Seller and Buyer acknowledge and agree that (i) Seller will be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Seller or its Subsidiaries to any Business Employee in connection with operating the Business prior to or on the Closing Date, and (ii) Buyer will be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Buyer to any Transferred Employee in connection with operating the Business after the Closing Date.

(b)           Seller and Buyer recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 (the “Asset Acquisition Statement”) with each of their respective federal income tax returns.  Accordingly, within thirty (30) days of the Closing Date, Seller and Buyer agree to attempt in good faith to (i) enter into a Purchase Price allocation agreement (a first draft of which shall be provided by Buyer on or prior to the Closing Date) providing for the allocation of the Purchase Price among the Purchased Assets consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder, and (ii) cooperate in the preparation of the Asset Acquisition Statement in accordance with clause (i) hereof  for timely filing with each of their respective federal income tax returns.  If Seller and Buyer agree on a Purchase Price allocation, then neither Seller nor Buyer shall file any tax return taking a position inconsistent with such allocation.

5.4          Business Employees

(a)           Buyer shall make offers of employment to the employees set forth on Schedule 5.4 (the “Identified Employees”).  Identified Employees who accept Buyer’s offer of employment, as of the effective date of their employment with Buyer, shall be referred to as “Transferred Employees”.

(b)           Buyer shall offer to each Identified Employee and provide to each Transferred Employee a total compensation package of salary and benefits (on an aggregate basis) to which similarly situated employees of Buyer are provided.  Buyer’s benefit plans and policies, to the extent permitted by Buyer’s existing plans and policies, including vacation, 401(k) severance and welfare plans, shall recognize (i) for purposes of satisfying any deductibles during the coverage period that includes the Closing Date, any payment made by any Transferred Employee towards deductibles in any health or other insurance plan of Seller or its Subsidiaries, and (ii) for purposes of determining eligibility to participate, vesting and for any schedule of benefits based on service (other than for benefits accrued under any defined benefit plan), all service with Seller or its Subsidiaries, including service with predecessor employers that was recognized by Seller or its Subsidiaries and any prior unbridged service with Seller or its Subsidiaries. Buyer will continue to provide tuition assistance to those Business Employees who are receiving such benefits as of the Closing Date for the current academic session.  A one-time adjustment to the base salary of each Transferred Employee will be made to account for the difference in the employee portion of the medical and dental premiums under the medical and dental plans maintained by the Seller and the Buyer respectively.  The base salary adjustment shall be effective as of the day following the Closing Date.

(c)           Employment with Buyer of Transferred Employees shall be effective as of the day following the close of business on the Closing Date, except that the employment of (i) individuals receiving short-term disability benefits or on approved leave of absence on the Closing Date will become effective as of the date they present themselves for work with the Buyer, and (ii) individuals who are in the process of applying for visas will become effective as of the date that their visas are transferred to Buyer and in the interim will continue to be employed by Seller or its applicable Subsidiary and made available pursuant to the Transition Services Agreement to Buyer who shall reimburse Seller or its applicable Subsidiary for all direct and documented costs of such employment.  Nothing in this Agreement shall prevent Buyer from terminating the employment of any Transferred Employee at any time after the Closing.

(d)           Buyer agrees that its health and welfare plans shall waive any pre-existing condition exclusion (to the extent such exclusions was waived under applicable health and welfare plans offered to the Transferred Employees by the Seller or its Subsidiaries) and any proof of insurability.

(e)           Buyer shall provide severance benefits to the Transferred Employees in accordance with Buyer’s severance policies for its employees in effect from time to time.

(f)            Nothing herein shall be construed to restrict the right of Buyer to review and change its employment policies, terms and benefits at any time or to terminate any employee.

5.5          Collateral Agreements

On or prior to the Closing Date, Buyer shall execute and deliver to Seller, and Seller or its applicable Subsidiary shall execute and deliver to Buyer the Collateral Agreements.

5.6          Regulatory Compliance

Buyer and Seller shall cooperate, and shall cause their respective Affiliates to cooperate, with the other in making filings under the HSR Act and any applicable filings required under foreign antitrust Laws, and each party shall use its reasonable commercial efforts to resolve such objections, if any, as the Antitrust Division of the Department of Justice or the Federal Trade Commission or state antitrust enforcement or other Governmental Body may assert under the antitrust Laws with respect to the transactions contemplated hereby.  In the event an action is instituted by any Person challenging the transactions contemplated hereby as violative of the antitrust Laws, Buyer and Seller shall use, and shall cause their respective Subsidiaries to use, their respective reasonable commercial efforts to resist or resolve such action.  Buyer shall each bear all costs relating to the premerger notification filing fees in connection with the HSR Act.

5.7          Contacts with Suppliers, Employees and Customers; Sales Agreements

Without the prior written consent of Seller, which may be withheld for any reason or no reason, Buyer agrees it will not contact any suppliers to, or customers of, the Business or any Business Employees in connection with or pertaining to any subject of this Agreement; provided, however, that Seller will use commercially reasonable efforts to cooperate with Buyer to coordinate Buyer’s meetings with customers and suppliers to prepare to facilitate the transition after the Closing, and accordingly Seller will permit Buyer to meet with such customers and suppliers on terms reasonably satisfactory to both parties.  Without limiting the generality of the foregoing, Seller will introduce representatives of Buyer to members of Seller's account teams and to representatives of channel partners, which teams and partners are responsible for selling products which include Sound Quality Enhancements.

As soon as reasonably practicable after the date hereof, Seller will provide to Buyer complete copies of the sales contracts set forth on Schedules 1.1(b) and 3.9 to the extent it has not done so prior to the date hereof.  As soon as reasonably practicable after receipt of such copies, Buyer will review such contracts and determine, at Buyer’s reasonable discretion, which of such contracts should be removed from Schedule 1.1(b) and accordingly assigned to, and assumed by, Buyer at Closing and notify Seller in writing prior to Closing of such determination.

5.8          Sale by Buyer of Inventory Marked With Lucent’s Name; Public Statement

Buyer agrees that it (i) shall mark product, both internally and externally, with Buyer’s name and mark and shall cease, immediately upon the Closing, to mark product with the names, marks or other indicia of “Lucent,” “Lucent Technologies” or other similar mark; provided, however, that Buyer may continue to use or dispose of any existing stock of Inventory or packaging or shipping materials on hand that bear the mark “Lucent,” “Lucent Technologies” or other similar mark, in a manner consistent with that employed immediately prior to the Closing, if Buyer uses commercially reasonable efforts to use and dispose of such Inventory or materials first, and (ii) shall not advertise or hold itself out as Lucent or an Affiliate thereof after the Closing Date.  In addition, for a period of two years after the Closing Date, Buyer shall be entitled to refer to the Products of the Business as “[name of Product], a product formerly sold by Lucent Technologies Inc.” or  “[name of Product], a product line acquired from Lucent Technologies Inc.”.

5.9          No Hire and Non-Solicitation of Employees; Covenant Not to Compete

(a)           None of Seller, any of its respective representatives or any of its Affiliates will at any time prior to two years from the date hereof, directly or indirectly, hire (or continue the employment of any Identified Employee that rejects an offer of employment from Buyer) or solicit the employment of any Transferred Employee without Buyer’s prior written consent.  The term “solicit the employment” shall not be deemed to include generalized searches for employees through media advertisements, employment firms or otherwise that are not focused on persons employed by Buyer or any successor.  This restriction shall not apply to any Transferred Employee whose employment with Buyer or its successor is involuntarily terminated without cause by Buyer or its successor after the Closing.

(b)           Seller acknowledges and agrees that it is subject to certain restrictions regarding Seller’s use of the Intellectual Property and its Proprietary Information for competing purposes. Seller agrees to abide by the terms of such non-competition provisions with respect to such Intellectual Property and Proprietary Information as set forth in the Intellectual Property Agreement.

5.10        No Negotiation or Solicitation

Prior to the Closing Date, Seller and its Affiliates will not (and Seller will cause each of its employees, officers and agents not to) (a) solicit, initiate, entertain or encourage the submission of any proposal or offer from any Person relating to the direct or indirect acquisition of the Business or any portion of the Purchased Assets (other than in the ordinary course of business), or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  Seller will notify Buyer if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

5.11        Audited Financial Statements

Immediately after the date hereof, Seller shall instruct its independent accountants, PricewaterhouseCoopers LLC (New Jersey), to begin an audit of the financial statements of the Business as a stand-alone business unit for the year ended September 30, 2001.  Such audit shall be completed and delivered to Buyer no later than 60 days after the Closing Date and shall be reasonably satisfactory to Buyer's independent accountants, PricewaterhouseCoopers LLC (Boston).  The financial statements shall be prepared in a consistent methodology with the preparation of the September 30, 2000 financial statements.  The statements shall include (i) an audited statement of  certain assets of the Business as of September 30, 2001 and (ii) an audited statement of net sales, cost of sales and direct operating expenses for the year ended September 30, 2001.  Notwithstanding anything contained herein to the contrary, Seller shall have no liability if such audit is not completed in the time period specified in the immediately preceding sentence.  Buyer shall reimburse Seller for the expenses of (i) Seller's accountants in performing such audit and (ii) such consultants as Seller deems necessary to complete such audit, provided that (A) Buyer's reimbursement obligation with respect to such consultant's expenses shall not exceed $40,000, (B) such consultants shall only perform work reasonably necessary to the performance of such audit, and (C) Seller promptly provides Buyer with written invoices from all such vendors the expenses for which Buyer is requested to reimburse.  Buyer shall instruct its independent accountants to cooperate as necessary to assist Seller and its accountants in fulfilling this obligation. Each of Buyer and Seller shall instruct the Business Employees to cooperate with the accountants to facilitate the foregoing audit process.

5.12        Committed Inventory

Buyer and Seller acknowledge and agree that (a) Seller is obligated to certain contract manufacturers (“CEMs”) to purchase certain inventory items as described in columns (“P”) and (“R”) of the spreadsheet entitled “GROSS INVENTORY– September FY 2001; Lucent Echo Solutions” included on Schedule 3.14(a) hereof (the “Committed Inventory”), (b) the items constituting Committed Inventory are not being conveyed to Buyer hereunder and (c) the obligation to purchase items of Committed Inventory is not being assumed by Buyer hereunder.  To the extent Buyer is using one of the designated CEMs and is required to purchase or have purchased materials identical to those included within the Committed Inventory at such CEM in connection with the manufacturer of Products of the Business by such CEM, Buyer shall first purchase (at Seller’s cost) those items from such Committed Inventory prior to purchasing (or directing CEM to purchase) such items from any third party vendor.  The Obligation contained in the preceding sentence shall continue with respect to each CEM until  the earliest date that (i) the amount of inventory so purchased equals Seller’s obligation to such CEM to purchase Committed Inventory as of the Closing Date or (ii) Buyer no longer uses such CEM to manufacture Products of the Business.

6.             Confidential Nature of Information

6.1          Confidentiality Agreement

Buyer agrees that the Confidentiality Agreement shall apply to (a) all documents, materials and other information that it shall have obtained regarding Seller or its Affiliates during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), any investigations made in connection therewith and the preparation of this Agreement and related documents and (b) all analyses, reports, compilations, evaluations and other materials prepared by Buyer or its counsel, accountants or financial advisors that contain or otherwise reflect or are based upon, in whole or in part, any of the provided information; provided, however, that subject to Section 6.2(a), the Confidentiality Agreement shall terminate as of the Closing and shall be of no further force and effect thereafter with respect to information of Seller or its Subsidiaries the ownership of which is transferred to Buyer.

6.2          Seller’s and Buyer’s Proprietary Information

(a)           Except as provided in Sections 6.2(b) and (d), after the Closing and for a period of five years following the Closing Date, each of Seller and Buyer agree that it will keep confidential all Proprietary Information of the other party or its Affiliates that is received from, or made available by, in the course of the transactions contemplated hereby, including, for purposes of this Section 6.2, information about the Business’s business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers’ applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, prototypes, connecting requirements or other technical and business information, except, in the case of Buyer’s obligation, for such Proprietary Information as is conveyed to Buyer as part of the Purchased Assets or licensed to Buyer under the Intellectual Property Agreement in accordance with the terms therein.

(b)           Notwithstanding the foregoing, such Proprietary Information shall not be deemed confidential and neither Seller nor Buyer shall have any obligation with respect to any such Proprietary Information that:

(i)            at the time of disclosure was already known to Seller or Buyer, as the case may be, other than the Proprietary Information included in the Purchased Assets and as a result of this transaction, free of restriction as evidenced by documentation in Seller’s or Buyer’s possession, as the case may be;

(ii)           is or becomes publicly known through publication, inspection of a product or otherwise, and through no negligence or other wrongful act of Seller or Buyer, as the case may be;

(iii)          is received by Seller or Buyer, as the case may be, from a Third Party without similar restriction and without breach of any agreement;

(iv)          to the extent it is independently developed by Seller or Buyer, as the case may be; or

(v)           is, subject to Section 6.2(c), required to be disclosed under applicable Law or judicial process.

(c)           If Seller (or any of its Affiliates) or Buyer (or any of its Affiliates), as the case may be, is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Proprietary Information, such party will promptly notify the other party of such request or requirement and will cooperate with such other party such that such other party may seek an appropriate protective order or other appropriate remedy.  If, in the absence of a protective order or the receipt of a waiver hereunder, a party (or any of its Affiliates) is in the opinion of its counsel compelled to disclose the Proprietary Information or else stand liable for contempt or suffer other censure or significant penalty, such party (or its Affiliate) may disclose only so much of the Proprietary Information to the Person compelling disclosure as is required by Law.  Seller or Buyer, as the case may be, will exercise its (and will cause its Affiliates to exercise their) reasonable best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Proprietary Information.

(d)           Except to the extent that disclosure thereof is required under accounting, stock exchange or federal securities or labor relations Laws disclosure obligations, the terms and conditions of this Agreement and the Collateral Agreements, and all attachments and amendments hereto and thereto shall be considered Proprietary Information protected under this Article 6.  Notwithstanding anything in this Article 6 to the contrary, in the event that any such Proprietary Information is also subject to a limitation on disclosure or use contained in another written agreement between Buyer and Seller or either of their respective Affiliates that is more restrictive than the limitation contained in this Article 6, then the limitation in such agreement shall supersede this Article 6.

7.             Closing

At the Closing, the following transactions shall take place:

7.1          Deliveries by Seller

On the Closing Date, Seller shall, or shall cause its applicable Subsidiary to, deliver to Buyer the following:

(a)           the Collateral Agreements, duly executed by Seller;

(b)           all Required Consents and all other consents, waivers or approvals theretofore obtained by Seller  with respect to the sale of the Purchased Assets or the consummation of the transactions contemplated by this Agreement or the Collateral Agreements;

(c)           an opinion or opinions of Counsel for Seller dated the Closing Date with respect to the matters described in Sections 3.1, 3.2 and 3.3 (other than subparagraph (a)(ii)) in a form and subject to such exceptions as are customary for transactions similar to those contemplated hereby, which form shall be reasonably acceptable to Buyer;

(d)           a certificate of an appropriate officer of Seller, dated the Closing Date, certifying to the best of his or her knowledge the fulfillment of the conditions set forth in Sections 8.2(a) and (b); and

(e)           all such other bills of sale, assignments and other instruments of assignment, transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Buyer and to put Buyer in actual possession or control of the Purchased Assets and where necessary or desirable, in recordable form.

7.2          Deliveries by Buyer

On the Closing Date, Buyer shall deliver or cause to be delivered to Seller the following:

(a)           the Purchase Price as provided in Section 2.3;

(b)           the Collateral Agreements, duly executed by Buyer;

(c)           an opinion or opinions of Counsel for Buyer dated the Closing Date with respect to the matters described in Sections 4.1, 4.2, and 4.3 (other than subparagraph (a)(ii)), in a form and subject to such exceptions as are customary for transactions similar to those contemplated hereby, which form shall be reasonably acceptable to Seller;

(d)           a certificate of an appropriate officer of Buyer, dated the Closing Date, certifying to the best of his or her knowledge the fulfillment of the conditions set forth in Sections 8.3(a) and (b);

(e)           all such other documents and instruments as Seller may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by Buyer of the Assumed Liabilities; and

(f)            evidence of the obtaining of or the filing with respect to, any required approvals set forth on Schedule 4.3(b).

7.3          Closing Date

The Closing shall take place at the offices of Counsel to Buyer, at 10:00 a.m. local time within five (5) Business Days following the date on which the last of the conditions specified in Article 8 to be satisfied or waived has been satisfied or waived, or at such other place or time or on such other date as Seller and Buyer may agree upon in writing (such date and time being referred to herein as the “Closing Date”).

7.4          Contemporaneous Effectiveness

All acts and deliveries prescribed by this Article 7, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred.

8.             Conditions Precedent to Closing

8.1          General Conditions

The respective obligations of Buyer and Seller to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

(a)           No Injunctions.  No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or the Collateral Agreements.

(b)           Antitrust Laws.  Any applicable waiting period under the HSR Act or other applicable antitrust Laws relating to the transactions contemplated by this Agreement or the Collateral Agreements shall have expired or been terminated.

8.2          Conditions Precedent to Buyer’s Obligations

The obligations of Buyer to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Buyer:

(a)           Representations and Warranties of Seller True at Closing.  The representations and warranties of Seller contained in this Agreement or in any schedule, certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date, except (X) as affected by the transactions contemplated hereby, (Y) to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true in all respects as of the specified date, and (Z) where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications included in such representations and warranties) as to Seller Material Adverse Effect, "material" or similar qualifications would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect.

(b)           Performance by Seller.  Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, including executing the Collateral Agreements.

(c)           Material Adverse Effect.  There shall not have occurred and be continuing any Seller Material Adverse Effect.

(d)           Deliveries. The actions and deliveries contemplated by Section 7.1 shall have been fulfilled or shall be contemporaneously fulfilled.

(e)           Encumbrances. Any and all Encumbrances (other than Permitted Encumbrances) shall have been released in forms reasonably satisfactory to Buyer and its counsel.

(f)            Inventory.  The Inventory shall be (i) segregated from any other inventory of Seller or its Subsidiaries, or, if Inventory is located at Seller's contract manufacturer, from any other inventory of such manufacturer or any third party, (ii) clearly marked as Inventory included in the Purchased Assets and thus the property of Buyer upon fulfillment of the applicable closing conditions and (iii) removable by Buyer after the Closing (to the extent Buyer wishes to do so).

8.3          Conditions Precedent to Seller’s Obligations

The obligations of Seller to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Seller:

(a)           Representations and Warranties of Buyer True at Closing.  The representations and warranties of Buyer contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true in all respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except (X) to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true in all respects as of the specified date, and (Y) where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications included in such representations and warranties) as to Buyer Material Adverse Effect, "material" or similar qualifications would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect.

(b)           Performance by Buyer.  Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, including executing the Collateral Agreements.

(c)           Deliveries.  The actions and deliveries contemplated by Section 7.2 shall have been fulfilled or shall be contemporaneously fulfilled.

9.             Status of Agreements

The rights and obligations of Buyer and Seller under this Agreement shall be subject to the following terms and conditions:

9.1          Intentionally Omitted

9.2          Survival of Representations and Warranties

The representations, warranties and covenants contained herein or in any certificate delivered pursuant to this Agreement shall survive the Closing and any investigation made by Seller or Buyer.  No claim or action for a breach or inaccuracy of the representations or warranties made herein or in any certificate delivered pursuant to this Agreement shall be brought more than two years following the Closing Date, except for claims arising out of the representations and warranties contained in the first sentence of Section 3.1 (Organization), Sections 3.4(a) (Title and Sufficiency of Assets), 3.8(b) (Benefit Plans), 3.10 (Environmental), 3.13 (Brokers), the first sentence of Section 4.1 (Organization) and Section 4.4 (Brokers) (the “Specified Representations”) which claims may be brought until the expiration of the applicable statute of limitations.  Absent fraud or willful misconduct, neither Seller nor Buyer shall have any liability whatsoever with respect to such representations or warranties after the survival period for claims under such representation or warranty expires except for any claims of which the indemnifying party has been notified by the claiming party prior to the expiration thereof. It is understood that a claim may be made prior to such time as the exact amount thereof shall have been determined.

9.3          General Agreement to Indemnify

(a)           Seller and Buyer shall indemnify, defend and hold harmless the other party hereto, any Affiliate thereof and any director, officer, employee, attorney or agent of the other party (each an “Indemnified Party”) from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, and damages, amounts paid in settlement, interest, costs and expenses (including reasonable attorney’s fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”) incurred or suffered by any Indemnified Party to the extent that the Losses arise by reason of, or result from (i) subject to Section 9.2, any breach or inaccuracy of any representation or warranty of such party contained in this Agreement, in any Collateral Agreement (other than as set forth in the Supply Agreement) or in any certificate delivered pursuant hereto or thereto, or (ii) the breach by such party of any covenant or agreement of such party contained in this Agreement or in the Collateral Agreements to the extent not waived by the other party.

(b)           Seller further agrees to indemnify and hold harmless Buyer’ Indemnified Parties from and against any Losses incurred by such parties arising out of, resulting from, or relating to: (i) the Excluded Liabilities; (ii) Buyer’s waiver of any applicable Bulk Sales Laws; (iii) any claim, demand or liability for the Taxes for which Seller is responsible pursuant to Sections 2.9 or 5.3(a); (iv) any claims of any Business Employee employed by Buyer in connection with any Benefit Plan of Seller or such Business Employee’s employment with Seller accruing prior to and including the Closing Date; (v) any Encumbrances on the Purchased Assets, other than a Permitted Encumbrance; and (vi) the ownership or operation of the Purchased Assets or the Business prior to the Closing Date.

(c)           Buyer further agrees to indemnify and hold harmless Seller with respect to:  (i) any failure of Buyer to discharge any of the Assumed Liabilities; (ii)  any claim, demand or liability for the Taxes for which Buyer is responsible pursuant to Sections 2.9 or 5.3(a); and (iii) any medical, health or disability claims of any Transferred Employee relating to services rendered or benefits earned after the Closing Date.

(d)           Amounts payable in respect of the parties’ indemnification obligations shall be treated as an adjustment to the Purchase Price.  Buyer and Seller agree to cooperate in the preparation of a supplemental Asset Acquisition Statement as required by Section 5.3 and Treasury Reg. § 1.1060-1T(e) as a result of any adjustment to the Purchase Price pursuant to the preceding sentence.  Whether or not the Indemnifying Party (as defined below) chooses to defend or prosecute any Third-Party Claim (as defined in Section 9.4(a)), both parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith or as provided in Section 5.1.

(e)           The amount of the Indemnifying Party’s liability under this Agreement shall be determined taking into account any applicable insurance proceeds actually received by, and other savings, including tax savings, that actually reduce the overall impact of the Losses upon, the Indemnified Party.  The indemnification obligations of each party hereto under this Article 9 shall inure to the benefit of the directors, officers and Affiliates of the other party hereto on the same terms as are applicable to such other party.

(f)            The Indemnifying Party’s liability for all claims including those made under Section 9.3(a) shall be subject to the following limitations:  (i) the Indemnifying Party shall have no liability for such claims made under Section 9.3(a)(i) (other than the Specified Representations, for which the following limitations shall not apply) until the aggregate amount of the Losses incurred shall exceed $300,000, in which case the Indemnifying Party shall be liable for all such Losses in excess of such amount, and (ii) the Indemnifying Party’s aggregate liability for all such claims made under Section 9.3(a)(i) shall not exceed 50% of the Purchase Price. The Indemnified Party may not make a claim for indemnification under Section 9.3(a)(i) for breach by the Indemnifying Party of a particular representation or warranty after the expiration of the survival period specified in Section 9.2.

(g)           Absent fraud or willful misconduct, the indemnification provided in this Article 9 shall be the sole and exclusive remedy after the Closing Date for damages available to the parties to this Agreement for breach of any of the terms, conditions, representations or warranties contained herein or any right, claim or action arising from the transactions contemplated by this Agreement; provided, however, this exclusive remedy for damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any Collateral Agreement.

(h)           Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to the other party for special, punitive, exemplary or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement, provided, however, the foregoing shall not be construed to preclude recovery by the Indemnified Party in respect of Losses directly incurred from Third Party Claims.  Both parties shall use commercially reasonable efforts to mitigate their damages.

(i)            The rights to indemnification under Section 9.3 shall be subject to set-off for any claim by the Indemnifying Party against any Indemnified Party, whether or not arising from the same event giving rise to such Indemnified Party’s claim for indemnification, to the extent arising out of this Agreement, the Intellectual Property Agreement, the Supply Agreement or the Transition Services Agreement.

9.4          General Procedures for Indemnification

(a)           The Indemnified Party seeking indemnification under this Agreement shall promptly notify the party against whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any action, suit or proceeding by any Third Party, in respect of which indemnity may be sought hereunder and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless the Indemnifying Party has suffered material prejudice by such failure).  The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within ten (10) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim, action, suit or proceeding by a Third Party in respect of which indemnity may be sought hereunder (a “Third-Party Claim”), to assume the defense and control, at its expense, the settlement of such Third-Party Claim that (i) involves (and continues to involve) solely money damages, or (ii) involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where the claims for money damages are the primary claims asserted by the Third Party and the claims for equitable relief are incidental to the claims for money damages, provided that in such notice the Indemnifying Party acknowledges responsibility for such Third Party Claim.

(b)           The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third-Party Claim that the other is defending, as provided in this Agreement; provided, that an Indemnified Party may, at any time when it believes in good faith that an actual conflict of interest exists between such Indemnified Party and the Indemnifying Party, obtain its own counsel in connection with such proceeding at the expense of the Indemnifying Party.

(c)           The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld) unless such settlement or judgment relates solely to monetary damages for which the Indemnified Party is fully indemnified.  The Indemnifying Party shall not, without the Indemnified Party’s prior written consent, enter into any compromise or settlement that (i) commits the Indemnified Party to take, or to forbear to take, any action, (ii) inhibits the conduct of the Business or otherwise impairs the value of the Purchased Assets, or (iii) does not provide for a complete release by such Third Party of the Indemnified Party.  The Indemnified Party shall have the sole and exclusive right to settle any Third-Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third-Party Claim involves equitable or other non-monetary relief against the Indemnified Party, and shall have the right to settle any Third-Party Claim involving money damages for which Seller has not assumed the defense pursuant to this Section 9.4 with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d)           In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the Indemnifying Party.  Such notice shall specify in such detail as is available from the circumstances at the time the basis for such claim.  As promptly as possible after the Indemnified Party has given such notice, and subject to the limitations set forth in Section 9.3, the Indemnified Party and the Indemnifying Party shall establish the merits and amount of such claim by mutual agreement, or, if necessary, by arbitration in a manner reasonably determined by mutual agreement of such parties.

9.5          Reimbursement

At the time the amount of any liability on the part of the Indemnifying Party under this Section 9 is determined (which in the case of payments to any Third Party shall be the earlier of (i) the date of such payments or (ii) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion of appeal rights) establishing such liability), the Indemnifying Party shall within three business days upon notice from the Indemnified Party, pay to the Indemnified Party, the amount of the indemnity claim.  To the extent the Indemnifying Party fails to pay the Indemnified Party within the foregoing time period, such amounts shall accrue interest at an annualized rate of prime rate plus five percent, such accrued interest payable to the Indemnified Party as well.

10.          Miscellaneous Provisions

10.1        Notices

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed by certified or registered mail, return receipt requested, (ii) sent by Federal Express or other express carrier, fee prepaid, (iii) sent via facsimile with receipt confirmed, or (iv) delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a) If to Seller, to:	Lucent Technologies Inc.
Attn: Chief Operations Officer
600 Mountain Avenue
Murray Hill, NJ 07974-0636
United States of America
Facsimile: (908) 582-8048

With a copy to:	Lucent Technologies Inc.
Attn: Vice President - Law
600 Mountain Avenue
Murray Hill, NJ 07974-0636
United States of America
Facsimile: (908) 582-8048

(b) If to Buyer, to:	NMS Communications Corporation
100 Crossing Boulevard
Framingham, MA 01702
Facsimile: (508) 620-9300
Attn: General Counsel

With a copy to:	Choate, Hall & Stewart
Exchange Place, 53 State Street
Boston, MA 02109
Facsimile: (617) 248-4000
Attn: Richard N. Hoehn, Esq.

10.2        Expenses

Except as otherwise provided in this Agreement, each party to this Agreement will bear all the fees, costs and expenses that are incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

10.3        Entire Agreement; Modification

The agreement of the parties, which is comprised of this Agreement, the Schedules and Exhibits hereto and the documents referred to herein, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby, and in accordance with Section 11.4.

10.4        Assignment; Binding Effect; Severability

This Agreement may not be assigned by any party hereto without the other party’s written consent except to a Subsidiary of such assigning party provided such assigning party guarantees the performance of such Subsidiary hereunder.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto.  The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use reasonable commercial efforts to arrive at an accom modation that best preserves for the parties the benefits and obligations of the offending provision.

10.5        Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW YORK, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.

10.6        Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.7        Public Announcement

Upon signing of this Agreement, Seller and Buyer shall prepare a mutually agreeable release announcing the transaction contemplated hereby. Except for such press release, neither Seller nor Buyer shall, without the approval of the other, make any press release or other announcement concerning the existence of this Agreement or the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Law, in which case the other party shall be advised and the parties shall use their reasonable commercial efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to comply with accounting, stock exchange or federal securities Law disclosure obligations.

10.8        No Third-Party Beneficiaries

Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person other than the parties hereto and their respective successors or assigns any rights (including Third-Party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the parties hereto as partners or as participants in a joint venture.  This Agreement shall not provide Third Parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.  Nothing in this Agreement shall be construed as giving to any Business Employee, or any other individual, any right or entitlement under any Benefit Plan, policy or procedure maintained by Seller, except as expressly provided in such Benefit Plan, policy or procedure.  No Third Party shall have any rights under Section 502, 503 or 504 of ERISA or any regulations thereunder because of this Agreement that would not otherwise exist without reference to this Agreement.  No Third Party shall have any right, independent of any right that exist irrespective of this Agreement, under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.

11.          Termination and Waiver

11.1        Termination

This Agreement may be terminated at any time prior to the Closing Date by:

(a)           Mutual Consent.  The mutual written consent of Buyer and Seller;

(b)           Court or Administrative Order.  Buyer or Seller if (i) there shall be in effect a non-appealable order of a court or government administrative agency of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby, provided, however, that all parties hereto shall have used their commercially reasonable efforts to remove such restraint, enjoinment or prohibition, or (ii) if any Governmental Body, the consent or approval of which is a condition to the obligations of  Sellers and Buyer to consummate the transactions contemplated hereby, shall have determined not to grant its consent or approval and all appeals of such determination shall have been taken and have been unsuccessful.

(c)           Delay.  The Buyer or Seller if the Closing shall not have occurred by January 31, 2002, provided that the terminating party is not otherwise in material default or breach of this Agreement.

(d)           Failure of Buyer’s Conditions.  This Agreement may be terminated by Buyer if the satisfaction of any condition to the obligations of Buyer set forth in Sections 8.1 and 8.2 hereof becomes impossible.

(e)           Failure of Seller’s Conditions. This Agreement may be terminated by Seller if the satisfaction of any condition to the obligations of Seller set forth in Sections 8.1 and 8.3 hereof becomes impossible.

(f)            Seller’s Breach.  This Agreement may be terminated by Buyer, if there has been a material violation or breach by Seller of any agreement, covenant, representation or warranty contained in this Agreement and such violation or breach has not been waived by  Buyer, and the violation or breach has not been cured within ten (10) days following Buyer's written notice of the violation or breach.

(g)           Buyer’s Breach.  This Agreement may be terminated by Seller, if there has been a material violation or breach by Buyer of any agreement, covenant, representation or warranty contained in this Agreement, such violation or breach has not been waived by Seller, or the violation or breach has not been cured within ten (10) days following the Seller's written notice of the violation or breach.

Notwithstanding the foregoing, this Agreement may not be terminated under this Section 11.1 by any party that is in material breach of any representation or warranty or in material violation of any covenant or agreement contained herein.

11.2        Effect of Termination

(a)           If this Agreement is terminated (i) under Section 11.1(a) or (ii) under Sections 11.1 (b), (c), (f) or (g) at a time when no party is in willful breach of a representation or warranty or in willful violation of a covenant or agreement contained herein, all further obligations of Seller to Buyer, and of Buyer to Seller, will terminate without further liability of any party hereto (other than as expressly set forth below.

(b)           If this Agreement is terminated under Section 11.1 (other than Section 11.1(a)) at a time when one or more parties is in willful breach of a representation or warranty or in willful violation of a covenant or agreement contained in this Agreement, the liabilities and obligations of the party or parties not in breach or violation of this Agreement shall terminate, and the party or parties which are in breach or violation of this Agreement shall remain liable for such breaches and violations, and nothing shall be deemed to restrict the remedies available against such party or parties.

(c)           In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to Section 11.1, written notice thereof shall forthwith be given by the terminating party to the other party.

(d)           If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made.

(e)           Notwithstanding the foregoing, the obligations of the parties hereto as provided in Article 6, Sections 10.2, 10.5 and 10.7 and this Section 11.2. shall survive any termination of this Agreement and remain in full force and effect.

11.3        Waiver of Agreement

Any term or condition hereof may be waived at any time prior to the Closing Date by the party hereto which is entitled to the benefits thereof by action taken by its Board of Directors or its duly authorized officer or employee, whether before or after the action of such party; provided, however, that such action shall be evidenced by a written instrument duly executed on behalf of such party by its duly authorized officer or employee.  The failure of either party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

11.4        Amendment of Agreement

This Agreement may be amended with respect to any provision contained herein at any time prior to the Closing Date by action of the parties hereto taken by their Boards of Directors or by their duly authorized officers or employees, whether before or after such party’s action; provided, however, that such amendment shall be evidenced by a written instrument duly executed on behalf of each party by its duly authorized officer or employee.

11.5        No Successor Liability

It is expressly understood that the parties intend that Buyer shall not be considered a successor to Seller or any of its Affiliates by reason of any theory of law or equity, and that  Buyer shall have no liability except as otherwise provided in this Agreement for any obligation or liability of Seller or any of its Affiliates, except that Buyer shall be considered a successor to Seller and its Affiliates with respect to all future obligations assumed by Buyer as part of the Assumed Liabilities.

IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

LUCENT TECHNOLOGIES INC.

By:	/s/ William T. O'Shea
William T. O’Shea
Executive Vice President

NMS COMMUNICATIONS CORPORATION

By:	/s/ Robert P. Schechter
Robert P. Schechter
President, Chief Executive Officer and Chairman of the Board